PLAN OF DISTRIBUTION OF PRIMECAP ODYSSEY FUNDS
WHEREAS, PRIMECAP Odyssey Funds (the “Trust”) is a Delaware statutory trust that offers shares of beneficial interest in separate series (each a “Fund” and collectively the “Funds”) and may offer additional series in the future;
WHEREAS, Quasar Distributors, LLC (“Quasar Distributors”) or any successor entity designated by the Trust (Quasar Distributors and any such successor collectively are referred to as the “Distributor”) will serve as distributor of the shares of beneficial interest of the Funds, and the Funds and Distributor are parties to a distribution agreement (the “Agreement”);
WHEREAS, the purpose of this Plan of Distribution (the “Plan”) is to authorize the Funds identified on Schedule A attached hereto and incorporated herein (as may be amended from time to time) to bear expenses of distribution and servicing of its shares; and
WHEREAS, the Board of Trustees of the Trust (the “Board”) has determined that there is a reasonable likelihood that this Plan will benefit each Fund and its shareholders;
NOW, THEREFORE, the Trust, on behalf of each Fund, adopts this Plan as follows:
1.Payments to Distributor. Each Fund may expend pursuant to this Plan and as set forth below an aggregate amount not to exceed 0.25% per annum of the average daily net assets of the Fund’s shares.
The categories of expenses permitted under this Plan include service fees (“Service Fees”) and distribution fees (“Distribution Fees”) in an amount not to exceed, in the aggregate, 0.25% per annum of the average daily net assets of a Fund. Expenditures characterized as Distribution Fees may be used to provide shareholder services. The actual amounts paid shall be determined by the Board. The Service Fee compensates the Distributor for service-related expenses, including paying Service Fees to others in respect of shares of such Fund. The Distribution Fee compensates the Distributor for providing distribution services in respect of such Fund. Notwithstanding the foregoing, the Distributor will receive such fees only with respect to accounts to which a broker-dealer (or other intermediary) other than the Distributor has been assigned at any time during the payment period.
2.Approval by the Board. This Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreement, by votes of the majority of both (i) the Board and (ii) those Trustees of the Trust who are not “interested persons” of the Trust as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the “Independent Trustees”), at a meeting called for the purpose of voting on this Plan and/or such agreement.

3.Review of Expenditures. At least quarterly, the Board shall be provided by any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to this Plan or any related agreement, and the Board shall review, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.
4.Effective Date and Termination of Plan. This Plan shall become effective with respect to a Fund, and may be terminated with respect to a Fund, at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding shares of the applicable Fund. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for in Section 2 hereof. This Plan shall be approved, amended, continued, or renewed in accordance with requirements of the 1940 Act and rules, orders, and guidance adopted or issued by the U.S. Securities and Exchange Commission.
5.Requirements of Agreement. Any agreement related to this Plan shall be in writing, and shall provide:
a.that such agreement may be terminated as to a Fund at any time, without payment of any penalty by the vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding shares of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and
b.that such agreement shall terminate automatically in the event of its assignment.
6.Amendment. This Plan may not be amended to increase materially the maximum amount of fees or other distribution expenses provided for in Section 1 hereof with respect to shares of a Fund unless such amendment is approved by vote of a majority of the outstanding shares of such Fund and as provided in Section 2 hereof, and no other material amendment to this Plan shall be made unless approved in the manner provided for in Section 2 hereof.
7.Nomination of Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Independent Trustees of the Fund.
8.Issuance of Additional Series of Funds. This Plan may be adopted, amended, continued, or renewed with respect to a Fund as provided herein, notwithstanding that such adoption, amendment, continuance, or renewal has not been effected with respect to any one or more other Funds.
9.Record Retention. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 3 hereof for not less than six years from the date of this Plan, or such agreement or reports, as the case may be, the first two years of which such records shall be stored in an easily accessible place.

IN WITNESS WHEREOF, each Fund has caused this Plan to be executed by its officer thereunto duly authorized, as of June 1, 2026.

PRIMECAP ODYSSEY FUNDS
By __/s/Michael J. Ricks_______
Michael J. Ricks
Secretary

SCHEDULE A
PRIMECAP Odyssey Discovery ETF